LAZARE KAPLAN INTERNATIONAL ANNOUNCES RESIGNATION OF DIRECTOR; RESPONSE OF UNDERWRITERS TO INSURANCE CLAIMS

New York, NY – May 7, 2010 –Lazare Kaplan International Inc. (AMEX:LKI) (the “Company”) announced today that on May 5, 2010, Robert A. Del Genio informed the Company of his decision to resign as a member of its Board of Directors, effective as of May 5, 2010. Mr. Del Genio’s decision to resign was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Del Genio resigned due to potential conflicts of interest relating to a lawsuit recently brought by the Company against insurance companies that are represented by, or that have affiliates that are represented by, Conway Del Genio, Gries & Co., LLC, in matters unrelated to the Company. Mr. Del Genio is a member and co-founder of Conway Del Genio, Gries & Co., LLC.

The Board of Directors of the Company has not as of yet identified a replacement to fill the vacancy on the Board created by Mr. Del Genio’s resignation.

Additionally, as previously announced by the Company relating to an Agreement for Interim Payment entered into between the Company and certain insurers of the Company and underwriters (collectively, the “Underwriters”), the Underwriters committed to reach a decision by May 3, 2010 as to whether the Company has coverage under certain of its insurance policies with respect to claims made by it and, if so, the amount of payment for the same.

The Company has now been informed by the Underwriters that they (a) concluded that the Company has not met its burden to show that the Underwriters are obligated at this time to make a payment under the insurance policies and (b) are at present denying any obligation to make any payment to the Company. The Company is permitted to submit additional evidence to support its claims which will then be considered by the Underwriters.

Such determination by the Underwriters does not effect or otherwise require the return of the interim payment of $28 million and the Company’s “sue and labor” costs and expenses, previously paid to the Company pursuant to the Agreement.

Accordingly, at this time, the Company cannot resolve the material uncertainties that prevent it from completing the audit of its 2009 fiscal year financial statements or the unaudited financial statements for the subsequent interim periods.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include the ability to resolve the material uncertainties discussed above, a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.